UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549

                            SCHEDULE 13G
            Under the Securities and Exchange Act of 1934


                      Delek Logistics Partners, LP
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                         (Name of Issuer)

                            Common Stock
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                  (Title of Class of Securities)

                             24664T103
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                          (CUSIP Number)

                         July 31, 2013
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    (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]     Rule 13d-1 (b)
          [ ]     Rule 13d-1 (c)
          [ ]     Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)


CUSIP NO. 24664T103   13G


1     Name of Reporting Person / IRS Identification Number:
      Piper Jaffray Companies / 30-0168701

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2     Check the Appropriate Box if a Member of a Group    (a)  [ ]
      			                                  (b)  [ ]

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3     SEC Use Only

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4     Citizenship or Place of Organization
      Delaware

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   Number of
                   5     Sole Voting Power
    Shares               1,291,135 Shares
                   -----------------------------------------------
 Beneficially
                   6     Shared Voting Power
   Owned By              0 Shares
                   -----------------------------------------------
     Each
                   7     Sole Dispositive Power
   Reporting             1,291,135 Shares
                   -----------------------------------------------
    Person
                   8     Shared Dispositive Power
     With                0 Shares
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9     Aggregate Amount Beneficially Owned by Each Reporting Person
      1,291,135 Shares

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10    Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares  [ ]

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11    Percent of Class Represented by Amount in Row (9)
      10.8 %

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12    Type of Reporting Person
      HC

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Item 1     (a)  Name of Issuer: Delek Logistics Partners LP
Item 1     (b)  Name of Issuer's Principal Executive Offices:
                7102 Commerce Way
		Brentwood, TN 37027

Item 2     (a)  Person Filing: Piper Jaffray Companies
Item 2     (b)  Address: 800 Nicollet Mall Suite 800
                         Minneapolis, MN 55402

Item 2     (c)  Citizenship: Piper Jaffray Companies is a
                             Delaware Corporation

Item 2     (d)  Title of Class of Securities: Common Stock
Item 2     (e)  CUSIP Number: 24664T103

Item 3 This statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) and the person filing, Piper Jaffray Companies, is a parent holding company in accordance with Section
           240.13d-1(b)(ii)(G). (Note: See Item 7).

Item 4     Ownership

           (a)  Amount Beneficially Owned:
                Advisory Research, Inc. Managed Accounts    1,291,135 Shares

           (b)  Percent of Class           10.8%

           (c)  Number of shares as to which reporting person has:
                (i)    Sole Voting Power         1,291,135 shares
                (ii)   Shared Voting Power       0 shares
                (iii)  Sole Dispositive Power    1,291,135 shares
                (iv)   Shared Dispositive Power  0 shares

Item 5     Ownership of Five Percent or Less of a Class:
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6     Ownership of More than Five Percent on Behalf of Another
	   Person:  None

Item 7     Identification and Classification of the Subsidiary
           Which Acquired the Security being Reported on by the Parent Holding Company:

           The following subsidiary of Piper Jaffray Companies is an investment adviser which holds shares of the security being reported:

	   Advisory Research, Inc.


Item 8 Identification and Classification if Members of the Group: Not Applicable

Item 9     Notice of Dissolution of Group:  Not Applicable

Item 10    Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

			SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

			8/6/2013
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			Date

			Piper Jaffray Companies

			By /s/ Brien M. O'Brien
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			Signature

			Brien M. O'Brien
			Head of Asset Management
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			Name/Title


			Advisory Research, Inc.

			By /s/ Brien M. O'Brien
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			Signature

			Brien M. O'Brien
			Chief Executive Officer
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			Name/Title



              JOINT FILING AGREEMENT

The undersigned persons, on August 6, 2013, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Common Stock of Delek Logistics Partners, LP at July 31, 2013.


			Piper Jaffray Companies

			By /s/ Brien M. O'Brien
			----------------------------------
			Signature

			Brien M. O'Brien
			Head of Asset Management
			----------------------------------
			Name/Title


			Advisory Research, Inc.

			By /s/ Brien M. O'Brien
			----------------------------------
			Signature

			Brien M. O'Brien
			Chief Executive Officer
			----------------------------------
			Name/Title